TAX PROTECTION AGREEMENT

THIS TAX PROTECTION AGREEMENT (“Agreement”), dated as of June 26, 2008, is made by LIGHTSTONE VALUE PLUS REIT, L.P., a Delaware limited partnership (“LVP”), PRIME OUTLETS ACQUISITION COMPANY LLC, a Delaware limited liability company (“POAC”), and AR PRIME HOLDINGS, LLC, a Delaware limited liability company (“ARP”) that will become a limited partner of LVP as a result of the Contribution (defined below).

WHEREAS ARP owns a membership interest in POAC corresponding to a 25% Percentage of Membership Interest (as defined in the Amended and Restated Limited Liability Company Agreement of POAC, dated as of December 11, 2003);

WHEREAS POAC owns, indirectly through certain entities that are treated as disregarded entities for U.S. federal tax purposes and certain other entities that are treated as partnerships for U.S. federal tax purposes (the “Subsidiary Partnerships”), the properties listed on Schedule A hereto (collectively, the “Properties”);

WHEREAS, in that certain Contribution and Conveyance Agreement, dated as of the date hereof, by and among the Lightstone Value Plus Real Estate Investment Trust, Inc., ARP, and LVP (the “Contribution Agreement”), ARP and LVP have agreed that, within thirty (30) days of the completion of financial audits with respect to all of the subsidiaries of POAC, but not later than June 26, 2009, ARP will contribute all of its membership interest in POAC (the “Contributed Interest”) to LVP in exchange for Units (as defined in the Contribution Agreement) of LVP (the “Contribution”);

WHEREAS, for federal income tax purposes, it is intended that the Contribution will be treated as a tax-free contribution by ARP to LVP of the Contributed Interest in exchange for Units under Section 721 of the Code;

WHEREAS, pursuant to the Contribution Agreement, LVP has agreed to make certain undertakings to ARP as provided herein;

WHEREAS POAC desires to induce ARP to enter into the Contribution Agreement, and the execution of this Agreement by POAC was a condition to ARP’s execution and delivery of the Contribution Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Definitions. All capitalized terms used and not otherwise defined in this Agreement shall have the meaning set forth in the Partnership Agreement (as defined below). As used herein, the following terms have the following meanings:

“Applicable Lightstone Party” shall mean (i) before the Contribution, POAC, and (ii) from and after the Contribution, LVP.

“Approved Firms” shall mean any of the following firms: Baker & McKenzie LLP, Deloitte & Touche LLP, Dewey & LeBoeuf LLP, McKee Nelson LLP, Kaye Scholer LLP, and DLA Piper; and if any of the aforementioned law firms shall disband, the parties hereto shall each make a good faith effort to choose a replacement for each such firm.

“Built-in Gain” means gain allocable under Section 704(c) of the Code or under so-called “reverse” Section 704(c) principles pursuant to Treasury Regulation Section 1.704-1(b)(4)(i) to ARP with respect to the Properties, the Subsidiary Partnership Interests, or the Contributed Interest (taking into account any special inside basis of ARP under Section 743(b) of the Code with respect to the Properties, the Subsidiary Partnership Interests, or the Contributed Interest); provided, however, that, subject to Section 2(a), the Built-in Gain with respect to the Contributed Interest as of the date hereof shall be treated for purposes of this Agreement as an amount equal to the excess of the fair market value of the Contributed Interest over its adjusted basis for federal income tax purposes, and such Built-in Gain shall thereafter be adjusted from time to time pursuant to the principles set forth in the Code and the Regulations thereunder. For purposes of determining Built-in Gain with respect to the Properties and the Subsidiary Partnership Interests, the assets of POAC and the Subsidiary Partnerships shall be deemed to have been revalued for federal income tax purposes, and the capital accounts of the partners therein adjusted, as of the date hereof pursuant to the principles of Treasury Regulation Section 1.704-2(b)(2)(iv)(f) (notwithstanding that no event described in Treasury Regulation Section 1.704-2(b)(2)(iv)(f)(5) occurs with respect to POAC or the Subsidiary Partnerships on the date hereof). After the date hereof, the Built-in Gain shall be reduced from time to time pursuant to the principles set forth in the Code and the Regulations thereunder.

“Burnoff Date” shall mean the day that is 365 days after the date hereof. However, if the Contribution occurs after February 26, 2009, then the preceding sentence shall be applied as if the number “365” were replaced by the sum of (i) 365 and (ii) the number of days from (but excluding) February 26, 2009, through and including the Closing Date.

“Closing” shall mean the closing of the exchange of the Contributed Interest for Units pursuant to the Contribution Agreement.

“Closing Date” shall mean the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contributed Interest” shall have the meaning set forth in the Recitals.

“Contribution” shall have the meaning set forth in the Recitals.

“Disposition” shall have the meaning set forth in Section 2(a).

“Excluded Transfer” shall have the meaning set forth in Section 2(b).

“Nonrecourse Built-in Gain” means gain recognized under Section 731(a)(1) of the Code as a result of a deemed distribution under Section 752(b) of the Code or gain recognized under Section 465(e) of the Code as a result of a reduction of the amount of liabilities allocable to ARP under Section 752 of the Code below the Protected Amount.

“Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership, dated as of April 22, 2005, of LVP, as amended.

“Permitted Transfer” shall mean (i) a transfer of any of the Properties or the Contributed Interest in an involuntary bankruptcy against the Applicable Lightstone Party, (ii) the condemnation or other taking of any of the Properties by a governmental entity or authority in eminent domain proceedings, or (iii) an Excluded Transfer.

“Prohibited Transaction” shall mean a transaction that is prohibited under Section 2(a).

“Properties” shall have the meaning set forth in the Recitals.

“Protected Amount” shall mean an amount equal to the product of (i) ARP’s negative tax capital account in POAC as of the date hereof and (ii) negative one (-1), as such amount may be reduced pursuant to the following sentence. Upon any other sale, exchange, transfer or disposition either (a) by ARP of some or all of its equity interest in the Applicable Lightstone Party or (b) by any person or entity of some or all of its direct or indirect equity interest in ARP, the Protected Amount shall be reduced to the extent of (x) in situation (a), any gain recognized by ARP, but only to the extent such gain is attributable to the amount of nonrecourse liabilities of the Applicable Lightstone Party of which ARP is deemed relieved under Section 752 of the Code and the regulations thereunder as a result of such transaction, and (y) in situation (b), any gain recognized by such person (or, in the case of a transfer resulting from the death of such person, the difference between the adjusted tax basis, for federal income tax purposes, of the transferee with respect to the transferred property and the adjusted tax basis, for federal income tax purposes, of such person with respect to such property), but only to the extent such gain is attributable to the amount of nonrecourse liabilities of the Applicable Lightstone Party of which such person is deemed relieved under Section 752 of the Code and the regulations thereunder as a result of such transaction.

“Protected Period” means the five-year period beginning on the date hereof.

“Qualifying Opinion” shall have the meaning set forth in Section 3(d).

“Subsidiary Partnership” shall have the meaning set forth in the Recitals.

“Subsidiary Partnership Interest” shall mean an interest in a Subsidiary Partnership held, directly or indirectly, by the Applicable Lightstone Party.

2. Restrictions on Disposition of the Properties.

(a) Subject to Section 2(b), LVP and POAC agree that during the Protected Period neither the Applicable Lightstone Party, nor any entity in which the Applicable Lightstone Party holds a direct or indirect interest, will consummate a sale, transfer, exchange or other disposition of all or any portion of the Properties, the Contributed Interest, or any indirect interest in all or any portion of the Properties or the Contributed Interest (a “Disposition”), or engage in any other transaction, that results in the recognition and allocation to ARP of all or any portion of its Built-in Gain that it would not otherwise have recognized at such time as a result of the application of the Code and Regulations in the absence of such transaction or any other transaction. For purposes of the preceding sentence, the Contributed Interest shall not be treated as having any Built-in Gain until after the Contribution. In addition, the Applicable Lightstone Party shall not enter into any transaction described in the first sentence of Section 3(d) unless the Applicable Lightstone Party shall have first provided ARP with a Qualifying Opinion in a timely manner pursuant to the requirements of Section 3(d). ARP shall have the right to seek and obtain specific performance or injunctive relief as a remedy with respect to any breach or threatened breach of the covenant set forth in the preceding sentence.

(b) The first sentence of Section 2(a) shall not apply to (i) a transfer of any of the Properties or the Contributed Interest in an involuntary bankruptcy against the Applicable Lightstone Party or (ii) the condemnation or other taking of any of the Properties by a governmental entity or authority in eminent domain proceedings. Furthermore, if in any calendar year, taking into account all direct or indirect Dispositions by LVP of one or more Properties or portions thereof that (i) are taxable in whole or in part and (ii) occur during such calendar year and after the Burnoff Date, LVP transfers Properties or portions thereof having an aggregate value as of the date hereof as set forth on Schedule A hereto that is less than or equal to ten percent (10%) of the total value of the Properties as of the date hereof as set forth on Schedule A hereto, then the first sentence of Section 2(a) shall not apply to such Dispositions (each such Disposition, an “Excluded Transfer”); moreover, if the aggregate value (as of the date hereof as set forth on Schedule A hereto) of the Properties transferred in such Dispositions is less than ten percent (10%) of the total value of the Properties as of the date hereof as set forth on Schedule A hereto, then such deficit shall carry over to the following calendar year and increase the amount of Properties the transfers of which may qualify as Excluded Transfers for such year, and if such amounts are not transferred, all such amounts shall carry over to the next successive year, and so on, until the term of this Agreement shall expire. If the preceding sentence does not apply to Dispositions by LVP in any calendar year because the aggregate value (as of the date hereof as set forth on Schedule A hereto) of the Properties (or portions thereof) disposed of exceeds ten percent (10%) of the total value of the Properties as of the date hereof as set forth on Schedule A hereto, then only a ratable portion of each such Disposition shall qualify as an Excluded Transfer not subject to Section 2(a). With respect to the calendar year that includes the day after the Burnoff Date, the preceding two sentences shall be applied by substituting for each occurrence of “ten percent (10%)” the product of (i) ten percent (10%) and (ii) a fraction, the numerator of which is the number of days from (but excluding) the Burnoff Date to December 31 of such calendar year, and the denominator of which is 365. Notwithstanding anything to the contrary herein, a direct or indirect Disposition or other transfer of a Property or a portion thereof shall not constitute an Excluded Transfer if such transfer is effectuated with a party “related” to LVP (applying the principles of Code Sections 267(b) and 707(b)) in a transaction that lacks a bona fide commercially motivated business purpose. No later than the earlier of (i) the date that is 30 days after LVP consummates a direct or indirect Disposition, taxable in whole or in part, of one or more Properties or portions thereof and (ii) December 31 of the calendar year in which such Disposition occurs, LVP shall provide ARP with written notification of such disposition, including (I) the Property, Properties, or portions thereof disposed of, (II) the amount and nature of the consideration received, and (III) the amount of gain (including Built-in Gain) allocable to ARP as a result of such Disposition; provided, however, that LVP shall not be required to provide such notification if it shall have previously provided the identical information to ARP pursuant to the notification provisions of Section 3(a).

(c) Any property that is exchanged for or replaces any of the Properties, a Subsidiary Partnership Interest, the Contributed Interest, or any portion thereof and that is “substituted basis property,” as defined in Section 7701(a)(42) of the Code, with respect thereto shall thereafter be treated as a “Property,” a “Subsidiary Partnership Interest,” the “Contributed Interest,” or a portion thereof, as the case may be, for all purposes of this Agreement; provided, however, that (i) the Property, the Subsidiary Partnership Interest, the Contributed Interest, or the portion thereof that was exchanged for or replaced by such new property shall continue to be treated as a “Property,” a “Subsidiary Partnership Interest,” the “Contributed Interest,” or a portion thereof to the extent that a subsequent disposition of (or other transaction involving) the Property, the Subsidiary Partnership Interest, the Contributed Interest, or the portion thereof could result in the recognition and allocation to ARP of any Built-in Gain, and provided further that (ii) the Units received by ARP in exchange for the Contributed Interest in connection with the Contribution shall not be treated as the Contributed Interest or as having Built-in Gain under this Agreement.

(d) Within 18 weeks after the date hereof, POAC shall provide to ARP a spreadsheet showing its calculation of (i) the Built-in Gain with respect to the Properties and the Contributed Interest as of the date hereof and (ii) ARP’s negative tax capital account in POAC as of the date hereof. The calculation of the Built-in Gain shall be based on the fair market values for the Properties and the Contributed Interest shown on Schedule A hereto. The calculation of the Built-in Gain shall also reflect any Section 704(c) or “reverse” Section 704(c) gain or loss existing with respect to the Properties immediately prior to the date hereof. In addition, at the time of the Contribution, the Built-in Gain with respect to the Properties, the Subsidiary Partnership Interests, and the Contributed Interest shall be increased by the Additional Amount, as defined in the Contribution Agreement. Within 2 weeks after the Contribution, LVP shall provide to ARP a spreadsheet showing the allocation of the Additional Amount among the Properties. Each Property shall be allocated its ratable share of the Additional Amount based on the fair market value of such Property relative to the fair market values of all of the Properties, as shown on Schedule A hereto. The allocation of the Additional Amount among the Subsidiary Partnership Interests shall be made based on and consistently with the allocation of the Additional Amount among the Properties.

(e) For federal, state, and local income tax purposes, LVP shall report (i) ARP’s contribution of the Contributed Interest to LVP as a tax-free contribution pursuant to Section 721 of the Code (or the corresponding provision of state or local law, as applicable) and (ii) ARP as a partner in LVP with respect to all of the Units received by LVP; provided that, upon a reasonable request from LVP’s accountant, ARP shall provide (at LVP’s expense) to the accountant, at ARP’s election, either (i) a letter from Cooley Godward Kronish LLP to the accountant, (ii) an opinion letter from Cooley Godward Kronish LLP which shall provide that the accountant is entitled to rely on it, or (iii) an opinion letter from an Approved Firm to the accountant, in each case providing the required level of comfort to the accountant to sign the return or returns. Notwithstanding the foregoing, LVP shall not be deemed to have breached its obligations under this Section 2(e) solely because a governmental taxing authority determines that LVP would be required to file an amended tax return or amended information statement that reports the Contribution other than as a contribution pursuant to Section 721 of the Code.

3. Indemnity for Breach of Obligations set forth in Section 2.

(a) In the event that either LVP or POAC engages in a Prohibited Transaction in breach of its obligations set forth in Section 2(a), LVP and POAC shall be jointly and severally liable to ARP for, and shall pay to ARP, an amount equal to (i) the aggregate federal, state and local income taxes deemed incurred by ARP with respect to any portion of its Built-in Gain that it recognizes as a result of such Prohibited Transaction plus (ii) a “gross-up” amount so that, after the hypothetical payment by ARP of all federal, state and local income taxes on amounts received pursuant to this Section 3(a), ARP would retain from such payments hereunder an amount equal to its total deemed income tax liability incurred as a result of the Prohibited Transaction and its recognition of such Built-in Gain. If (i) gain is recognized by ARP or allocated to ARP as a result of the closing of the transactions contemplated by the Contribution Agreement and (ii) such gain recognition is attributable to (I) incorrect information provided by POAC or an affiliate or agent thereof to ARP or (II) a breach of LVP’s or the Lightstone Value Plus Real Estate Investment Trust, Inc.’s obligations under the Contribution Agreement or this Agreement, then LVP and POAC shall indemnify ARP for such Built-in Gain under this Section 3(a) as if such Built-in Gain had resulted from a Prohibited Transaction. Notwithstanding anything herein to the contrary, it is the understanding and the intention of the parties hereto that this Agreement shall in no manner create liability for LVP as a result of any tax that may be recognized as a result of (i) the structure and effectuation of the transactions contemplated hereby and by the Contribution Agreement or (ii) any conversion of Units into stock of the REIT at ARP’s election and that the only liability that may arise as to LVP shall be as a result of its breach of its obligations imposed by this Agreement or the Contribution Agreement, if any, or as a result of any provision of incorrect information. At the time LVP enters into an agreement to consummate a Prohibited Transaction that, if consummated, would breach Section 2(a) hereof and result in the recognition by ARP of all or any portion of its Built-in Gain, and in any case not less than thirty (30) days prior to consummating such Prohibited Transaction, the Applicable Lightstone Party shall notify ARP in writing of such proposed Prohibited Transaction and of the approximate sales price or other amount to be realized for income tax purposes in connection therewith and all other relevant details of the Prohibited Transaction and shall request from ARP such information that is within ARP’s possession or control as is reasonably necessary for the Applicable Lightstone Party to calculate the amount of the indemnity set forth herein. Upon receipt of such notice, ARP shall provide the Applicable Lightstone Party with any information reasonably requested by the Applicable Lightstone Party of ARP that is within ARP’s possession or control and is relevant to calculation of the indemnity set forth herein within ten (10) days of such request. Within ten (10) days after receipt of such information from ARP (or, if no such information is requested, at the same time that the Applicable Lightstone Party notifies ARP of the Prohibited Transaction as provided above), the Applicable Lightstone Party shall provide to ARP (i) a computation of the indemnity payment, if any, owing to ARP under this Section 3(a). The Applicable Lightstone Party shall make any required indemnity payment owing to ARP pursuant to this Section 3(a) no later than five (5) days prior to the due date of the quarterly estimated tax payment for individuals which next follows the date that the Prohibited Transaction is consummated or, if later, ten (10) days after the date required for the Applicable Lightstone Party’s delivery of the computation of the indemnity payment to ARP. For purposes of determining the amount of the deemed income taxes incurred by ARP and the amount of the indemnity for Built-in Gain under this Section 3(a), (i) all income arising from a transaction or event that is taxable at ordinary income rates (including, without limitation, “recapture” under Code Sections 1245 or 1250 and net short-term capital gain) under the applicable provisions of the Code and allocable to ARP shall be treated as subject to federal, state and local income tax at the then applicable effective tax rate imposed on ordinary income of individuals residing in the city of New York, New York, determined using the maximum federal rate of tax on ordinary income and the maximum state and local rates of tax on ordinary income then in effect in New York City and New York State, (ii) all long-term capital gain arising from the transaction or event allocable to ARP shall be treated as subject to federal, state, and local income tax at the then applicable effective tax rate imposed on long-term capital gains of individuals residing in the city of New York, New York, determined using the maximum federal, state and local rates on long-term capital gains then in effect (taking into account any special capital gains rate attributable to recapture of prior depreciation deductions), and (iii) any amounts payable with respect to state and local income taxes shall be assumed to be fully deductible (without limitation or phaseout) for federal income tax purposes.

(b) Notwithstanding any provision of this Agreement to the contrary, other than the last sentence of Section 2(a), Section 3(c), and Section 3(d), the sole and exclusive rights and remedies of ARP for a breach or violation of the covenants set forth in Sections 2(a) and 3(a) shall be a claim for payment against LVP and/or POAC, computed as set forth in Section 3(a), and for interest and enforcement costs as provided in Section 9(e). Except as provided in Sections 2(a), 3(c), and 3(d), ARP shall not be entitled to pursue a claim for specific performance of the covenant set forth in Section 2(a) or bring a claim against any person that acquires the Contributed Interest or any of the Properties in violation of Section 2(a).

(c) Notwithstanding anything to the contrary herein, the Applicable Lightstone Party may not enter into a Prohibited Transaction unless, at least fourteen (14) days prior to entering into such transaction, the Applicable Lightstone Party will have provided ARP with evidence reasonably satisfactory to ARP that, following such transaction, and including any proceeds from such transaction, LVP and POAC will have the requisite liquidity to make any necessary indemnification payments required pursuant to this Agreement. ARP shall have the right to seek and obtain specific performance or injunctive relief as a remedy with respect to any breach or threatened breach of this covenant.

(d) Prior to the time that the Applicable Lightstone Party enters into an agreement to consummate a transaction that (i) may result in the realization of Built-in Gain but (ii) which the Applicable Lightstone Party may report, for federal, state, or local income tax purposes, as not resulting (in whole or in part) in the recognition of such realized Built-in Gain, and in any case not less than thirty (30) days prior to consummating such transaction, the Applicable Lightstone Party shall provide ARP with a written description of the transaction containing all relevant details and shall thereafter, as promptly as possible upon ARP’s reasonable request, and in any case not less than twenty (20) days prior to consummating such transaction, provide ARP with an opinion from any Approved Firm that (i) meets all the requirements for “covered opinions” set forth in Section 10.35(c) of IRS Circular 230, including the requirement that a covered opinion consider all significant federal tax issues, (ii) is based on a statement of facts that is not inaccurate or unreasonable in any material respect, and (iii) concludes, at at least a “more likely than not” level of comfort, that all or part of the Built-in Gain realized in such transaction will not be recognized for tax purposes (such an opinion, a “Qualifying Opinion”). If the Applicable Lightstone Party does not provide ARP with a description of the transaction and, if reasonably requested by ARP, a Qualifying Opinion in a timely manner pursuant to the first sentence of this paragraph, then the Applicable Lightstone Party shall not consummate such transaction. Furthermore, the Applicable Lightstone Party shall not report any transaction as resulting (in whole or in part) in the realization, but not the nonrecognition, of Built-in Gain unless either (i) the Applicable Lightstone Party previously provided ARP with a Qualifying Opinion in a timely manner pursuant to the first sentence of this paragraph or (ii) the Applicable Lightstone Party obtains the consent of ARP prior to taking such reporting position. ARP shall have the right to seek and obtain specific performance or injunctive relief as a remedy with respect to any breach or threatened breach of the covenants set forth in this paragraph.

4. Section 704(c) Method. LVP and POAC shall use, and each of LVP and POAC shall cause any other entity in which it has a direct or indirect interest to use, the “traditional method” under Treasury Regulation Section 1.704-3(b) without curative allocations for purposes of making allocations under Section 704(c) of the Code or reverse Section 704(c) allocations with respect to the Contributed Interest and the Properties to take into account the book-tax disparities as of the date hereof with respect to the Contributed Interest and the Properties.

5. Obligation to Maintain Certain Debt.

(a) At all times through the Protected Period, the Applicable Lightstone Party agrees to maintain, directly or indirectly, an amount of indebtedness allocable to ARP under Section 752 of the Code (and specifically as one or more nonrecourse liabilities under Treasury Regulation Section 1.752-3) at least equal to the Protected Amount. ARP shall have the right to seek and obtain specific performance or injunctive relief as a remedy with respect to any breach or threatened breach of this covenant. For the avoidance of doubt, the purpose of this Section 5(a) is not to require the Applicable Lightstone Party to increase the amount of liabilities to which the Properties or any other properties are subject, provided that the Applicable Lightstone Party maintains in place the liabilities of POAC and its subsidiary entities existing as of the date hereof and does not take any actions (or cause or permit any actions to be taken) that would decrease the amounts of such liabilities that are allocable to ARP under Section 752 and the regulations thereunder.

(b) Federal, state and local income tax returns filed by POAC (and, after the Contribution, by LVP) for all taxable periods beginning prior to the expiration of the Protected Period shall report allocations of nonrecourse liabilities to ARP in an amount at least equal to the Protected Amount.

6. Indemnity for Breach of Obligations set forth in Section 5. In the event that (i) either LVP or POAC breaches its obligations set forth in Section 5 and as a result ARP recognizes Nonrecourse Built-in Gain and (ii) such breach has not occurred in connection with a Permitted Transfer, LVP and POAC shall be jointly and severally liable to ARP for, and shall pay to ARP upon written demand by ARP, an amount equal to (i) the aggregate federal, state and local income taxes deemed incurred by ARP as a result of such Nonrecourse Built-in Gain recognized by ARP by reason of such breach plus (ii) a “gross-up” amount so that, after the hypothetical payment by ARP of all federal, state and local income taxes on amounts received pursuant to this Section 6, ARP would retain from such payments hereunder an amount equal to its total income tax liability deemed incurred as a result of the breach by LVP or POAC of its obligations set forth in Section 5 and ARP’s recognition of such Nonrecourse Built-in Gain. The principles and tax rates set forth in Section 3(a) shall apply for purposes of determining the timing and amount of payment to be made to ARP pursuant to this Section 6 (including, without limitation, the calculation of the aggregate federal, state and local income taxes deemed incurred by ARP). In addition, the notification procedures set forth in Section 3(a) shall apply for purposes of this Section 6 with respect to transactions that would result in a breach of Section 5.

7. Requests for Information. Upon the request of LVP or POAC, ARP shall provide to LVP or POAC copies of such tax returns, schedules and other information that is within the possession or control of ARP (including, without limitation, copies of state and federal tax returns and related working papers) reasonably requested by LVP or POAC (“Tax Protection Information”) to enable it to make any necessary calculations with respect to payments required to be made by LVP and POAC hereunder, including, without limitation, calculations of Built-in Gain and Nonrecourse Built-in Gain claimed to be recognized by ARP. No Tax Protection Information acquired by LVP or POAC or any of its representatives may be disclosed to any individual or entity other than (i) those representatives of LVP or POAC who need to know the Tax Protection Information for the purpose of assisting LVP or POAC in evaluating and performing its obligations under this Agreement (it being understood that prior to such disclosure LVP’s or POAC’s representatives will be informed of the confidential nature of the Tax Protection Information and shall agree in writing to be bound by the requirements of this Section 7 of this Agreement), (ii) as required by applicable law, or (iii) if necessary, upon the advice of counsel, in order to comply with any judicial order, civil or criminal subpoena or any discovery demand in pending litigation, whether or not LVP, POAC, or any of the representatives of LVP or POAC is a party thereto. LVP and POAC agree to be responsible for any breach of this Agreement by the representatives of LVP or POAC.

8. Term. This Agreement shall terminate upon the expiration of the Protected Period; provided, however, that if the Contribution does not occur prior to the effective date of the termination of the Contribution Agreement, then this Agreement shall terminate effective as of midnight (Eastern Standard Time) on the effective date of the termination of the Contribution Agreement; provided that, if the Contribution Agreement is terminated under circumstances that require LVP to pay liquidated damages to ARP, then this Agreement shall not be terminated until all such liquidated damages have been received by ARP. In addition, Section 5 of this Agreement shall terminate in the event that the Protected Amount is reduced to zero. Notwithstanding the foregoing, LVP's and POAC’s payment obligations under Sections 3, 6 and 9(e) shall survive the termination of this Agreement or the termination of Section 5, as the case may be, to the extent such obligations relate to a breach of LVP’s or POAC’s obligations under Section 2 or 5 occurring before such termination of this Agreement (or in the case of liability under Section 6, the termination of Section 5).

9. General Provisions.

(a) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) or sent by telecopy (providing confirmation of transmission) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(i) if to LVP or POAC, to:

c/o The Lightstone Group
326 Third Street
Lakewood, NJ 08701
Attn: Joseph E. Teichman
Fax No.: 732-612-1444

with a copy to:

Herrick, Feinstein LLP
2 Park Avenue
New York, NY 10016
Attn: Sheldon Chanales, Esq.
Fax No.: (212) 545-3313

(ii) if to ARP, to:

c/o Arbor Commercial Mortgage LLC
333 Earle Ovington Boulevard
Uniondale, NY 11553
Attention: Guy R. Milone, Jr.
Fax No.: (516) 506-4045

with a copy to:

Cooley Godward Kronish LLP
1114 Avenue of the Americas
New York, NY 10036
Fax No.: (212) 479-6275
Attn: Thomas D. O’Connor, Esq.

(b) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(c) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

(d) Severability. If any term, covenant or condition of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

(e) Interest and Enforcement Costs. In the event that LVP and POAC fail to pay ARP any amount due pursuant to this Agreement on the date such amount is due, or, if no due date is specified herein, within five (5) days after demand by ARP for such payment, then such past due amount shall bear interest from such due date or the date demand for payment is made, as applicable, until the date paid at a rate equal to 15% per annum. In the event of any breach by LVP or POAC of any of its covenants in this Agreement, LVP and POAC shall be jointly and severally liable to pay, and shall pay, all of ARP’s costs of enforcement of its rights under this Agreement, including but not limited to reasonable attorneys’ fees, disbursements, expenses and court costs.

(f) Subsidiary Entities. All references herein to the consummation, engaging in, entering into, or reporting of a Disposition or other transaction, or entering into an agreement to do any of the foregoing, by the Applicable Lightstone Entity, LVP, or POAC shall also apply to and include the consummation, engaging in, entering into, or reporting of a Disposition or other transaction, or entering into an agreement to do any of the foregoing, by any entity in which the Applicable Lightstone Entity, LVP, or POAC owns, directly or indirectly, an equity interest.

(g) List of Properties Correct and Complete. LVP and POAC represent to ARP that the list of Properties on Schedule A hereto is correct and complete and that the Properties are owned indirectly by POAC.

IN WITNESS WHEREOF, LVP, POAC, and ARP have caused this Agreement to be signed by their respective authorized signatories all as of the date first written above.

LIGHTSTONE VALUE PLUS REIT, L.P. By Lightstone Value Plus Real Estate Investment Trust, Inc., its general partner

By:
Name:
Title:

PRIME OUTLETS ACQUISITION COMPANY LLC By Lightstone Prime, LLC, its managing member

By:
Name:
Title:

ARBOR MILL RUN JRM, LLC By Arbor Commercial Mortgage, LLC, Member

By
Name:
Title: